Exhibit 10.10
CLARCOR Inc.
Summary of Compensation for Non-Employee Directors and Named Executive Officers

Non-Employee Director Compensation Summary

Annual Retainer

•
$45,000, payable in cash or stock at the election of each director, increasing to $70,000 as of March 24, 2015 for any director who is not a member of the Audit Committee, and to $75,000 for Audit Committee members

•	Additional $6,500 for serving as chair of the Director Affairs/Corporate Governance Committee, increasing to $7,500 as of March 24, 2015

•	Additional $6,500 for serving as chair of the Compensation Committee, increasing to $10,000 as of March 24, 2015

•	Additional $10,000 for serving as chair of the Audit Committee, increasing to $15,000 as of March 24, 2015

•	Additional $25,000 for serving as Lead Director

•	Committee chair and Lead Director compensation is payable in cash

Board and Committee Meeting Fees

•$1,500 per meeting for each Board of Directors or Committee meeting attended
•$1,000 per meeting for each Committee meeting attended by telephone
•All meeting fees are paid in cash
•As of March 24, 2015 the Company will no longer pay individual Board and Committee meeting fees, except in special circumstances where the payment of such fees is deemed appropriate

Annual Stock Award

Each year, non-employee directors receive a grant of equity-based compensation, in the amount and form determined by the Director Affairs/Corporate Governance Committee and pursuant to the Company's 2014 Incentive Plan approved by the Company's shareholders on March 25, 2014. In fiscal 2014, non-employee directors each received shares of common stock of the Company having an aggregate grant-date fair market value of $110,000. The amount and form of the equity-based compensation for non-employee directors for fiscal 2015 has not yet been determined by the Director Affairs/Corporate Governance Committee as of the filing of this Annual Report on Form 10-K.

Named Executive Officer Compensation Summary

Current salaries (rounded to nearest $1,000), equity awards and target bonus percentage for fiscal 2015 for named executive officers:

Name	Title	Salary	Shares Subject to Stock Options (#)	Restricted Stock Units (#)	Target Bonus Percentage

Christopher L. Conway	Chairman of the Board, President and Chief Executive Officer	$800,000	120,000	10,000	100%
Sam Ferrise	President - CLARCOR Engine/Mobile Filtration Group	$415,000	35,000	2,515	50%
David J. Fallon	Vice President - Finance & Chief Financial Officer	$415,000	37,500	3,091	65%
Richard Wolfson	Vice President - General Counsel & Corporate Secretary	$340,000	27,500	1,939	50%
David J. Lindsey	Vice President - Administration & Chief Administrative Officer	$290,000	19,000	1,439	45%

The named executive officers may also receive additional equity awards pursuant to the Company's stockholder-approved 2014 Incentive Plan (or any successor stockholder-approved plan thereto) as determined at the discretion of the Compensation Committee.

Additional Information

The foregoing information is summary in nature. Additional information regarding director and named executive officer compensation will be provided in the Company's Proxy Statement to be filed in connection with the Company's Annual Meeting of Stockholders expected to be held on March 24, 2015.